Exhibit No. (12)

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Year Ended December 31
	2015	2014	2013	2012	2011

Consolidated Companies
Income from continuing operations before income taxes	$1,335	$2,255	$2,641	$2,110	$1,893
Interest expense	295	284	282	285	277
Interest factor in rent expense	93	101	106	101	88
Amortization of capitalized interest	9	23	12	11	13

Equity Affiliates
Share of 50%-owned:
Income before income taxes	(2)	1	6	3	(1)
Interest expense	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-
Amortization of capitalized interest	-	-	-	-	-
Distributed income of less than 50%-owned	136	168	163	148	137

Earnings	$1,866	$2,832	$3,210	$2,658	$2,407

Consolidated Companies
Interest expense	$295	$284	$282	$285	$277
Capitalized interest	15	11	14	9	8
Interest factor in rent expense	93	101	106	101	88

Equity Affiliates
Share of 50%-owned:
Interest and capitalized interest	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-

Fixed Charges	$403	$396	$402	$395	$373

Ratio of earnings to fixed charges	4.63	7.15	7.99	6.73	6.45